Exhibit 99.1

                            Explanation of Responses:

     On April 11, 2008 (the "Closing Date"), Warburg Pincus Private Equity VIII, L.P., a Delaware limited partnership ("WP VIII"), purchased 192,307 shares of Series A Exchangeable Preferred Stock, par value $0.025 per share (the "Exchangeable Preferred Stock"), of Neurogen Corporation (the "Company"), and was issued a warrant (the "Warrant") exercisable for shares of the common stock of the Company, par value $0.025 (the "Common Stock"). The purchase of the shares of Exchangeable Preferred Stock and the issuance of the Warrant were made pursuant to that certain Securities Purchase Agreement, dated as of April 7, 2008, by and between the Company, WP VIII and other investor signatories thereto. The aggregate purchase price by WP VIII for the 192,307 shares of Exchangeable Preferred Stock and the Warrant was $5,999,978.40.

     On July 25, 2008, the Company's stockholders approved, among other things, the exchange of the Exchangeable Preferred Stock for shares of Common Stock. Upon such approval, all of the shares of Exchangeable Preferred Stock then held by WP VIII were automatically converted into 4,999,982 shares of Common Stock. Additionally, upon such approval, the Warrant became exercisable and, accordingly, upon exercise of the Warrant, WP VIII may purchase up to 2,499,991 shares of Common Stock at an exercise price of $2.30 per share at any time prior to April 11, 2013. The exercise price is subject to appropriate adjustment in the event of any stock dividend, stock split, stock distribution or combination, subdivision, reclassification or other corporate actions having the similar effect with respect to the Common Stock. The Warrant may be exercised in whole or in part and by cashless exercise.

     As of the date hereof, WP VIII is the direct record owner of 13,571,411 shares of Common Stock and the Warrant. The sole general partner of WP VIII is Warburg Pincus Partners, LLC, a New York limited liability company ("WPP LLC"). Warburg Pincus & Co., a New York general partnership ("WP"), is the managing member of WPP LLC. Warburg Pincus LLC, a New York limited liability company ("WP LLC" and along with WP VIII, WP and WPP LLC, "the Warburg Pincus Entities"), manages WP VIII. By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), WP, WPP LLC and WP LLC may be deemed to be the beneficial owners of an indeterminate portion of the securities beneficially owned by WP VIII. WP, WPP LLC and WP LLC each disclaim beneficial ownership of all such securities except to the extent of any indirect pecuniary interest therein. Stewart Hen and Jonathan Leff have each served on the Board of Directors of the Company since April 2004. Mr. Hen and Mr. Leff are General Partners of WP and Members and Managing Directors of WP LLC. As such, Mr. Hen and Mr. Leff may be deemed to have an indirect pecuniary interest (within the meaning of Rule 16a-1 of the Exchange Act) in an indeterminate portion of the securities beneficially owned by WP VIII. Mr. Hen and Mr. Leff each disclaim beneficial ownership of all such securities except to the extent of any indirect pecuniary interest therein. Additionally, Mr. Hen beneficially owns 73,542 options to acquire shares of Common Stock and Mr. Leff beneficially owns 66,042 options to acquire shares of Common Stock, which options were issued to them in their capacity as directors of the Company. Mr. Leff did not stand for re-election to the Company's Board of Directors at the Company's annual meeting and, accordingly, as of July 25, 2008, Mr. Leff is no longer a director of the Company. Charles R. Kaye and Joseph P. Landy are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC and may be deemed to control the Warburg Pincus Entities. Messrs. Kaye and Landy disclaim beneficial ownership of all securities owned by WP VIII and Messrs. Hen and Leff except to the extent of any pecuniary interest therein. The address of the Warburg Pincus Entities is 466 Lexington Avenue, New York, New York 10017.

     Each of WP VIII, WP, WP LLC and WPP LLC are directors-by-deputization for purposes of Section 16 of the Exchange Act.